Exhibit 99.1

KRAIG BIOCRAFT LABORATORIES ANNOUNCES NEW CHIEF OPERATIONS OFFICER

Kraig Labs strengthens management team, appointing new Chief Operations Officer with strong product development and commercialization experience

LANSING, Mich., –January 21, 2015 - Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company”), the leading developer of advanced spider silk based fibers, announces Jon Rice as the new Chief Operations Officer effective immediately.    Jon joins Kraig from Ultra Electronics (AMI) where he was responsible for all new product development and commercialization.  While at Ultra, Jon lead the development of advanced technologies for the US and global defense markets. In his new role he will provide direction for the commercialization of Kraig labs technologies including MonsterSilkTM.

“Kraig Labs’ spider silk technology is the perfect fit for my passion and background in transitioning powerful, disruptive technologies.  Spider Silk is a product with tremendous potential and I’m honored to join a team so dedicated to seeing that vision realized.  The opportunity to be a part of the commercialization of this technology was an opportunity I could not pass up,” said Rice.

As COO Jon will be reporting directly to the Company CEO, Kim Thompson.  “We are excited that the Company has reached the point in its growth that it can bring in someone of Jon’s caliber.  He brings a proven track record of successfully transitioning products from development through to viable commercial products.  Jon will play an instrumental role in scaling up our production capacity and leading the growth of Kraig Labs.  We recruited Jon after an extensive search for a candidate we believed could make a real difference in our efforts to bring our products to market.  As part of our search we reviewed more than 1200 resumes from candidates coming out of the nation’s top MBA schools.  Jon was chosen because of his stellar track record, his experience in product development and commercialization, and his keen intellect and business drive.  His unique blend of business and technical acumen make him a great addition to our team,” Thompson concluded.

About Kraig Biocraft Laboratories, Inc.
Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a fully reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies. The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information
Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.
Ben Hansel, Hansel Capital, LLC.
(720) 288-8495
ir@KraigLabs.com